EXHIBIT (H)(1)


                         MUTUAL FUNDS SERVICE AGREEMENT


                         O FUND ADMINISTRATION SERVICES

                         O FUND ACCOUNTING SERVICES



                            THE EXCHANGE TRADED TRUST


                                 AUGUST __, 2006

                         MUTUAL FUNDS SERVICE AGREEMENT


                                TABLE OF CONTENTS

SECTION                                                                     PAGE

1.  Appointment..............................................................  1

2.  Representations and Warranties..........................................   1

3.  Delivery of Documents...................................................   3

4.  Services Provided.......................................................   3

5.  Fees and Expenses.......................................................   4


6.  Limitation of Liability and Indemnification.............................   6

7.  Term....................................................................   9

8.  Notices.................................................................   9

9.  Waiver..................................................................   9

10. Force Majeure...........................................................   9

11. Amendments..............................................................  10

12. Assignment............................................................... 10

13. Severability............................................................  10

14. Governing Law...........................................................  11

15. Confidentiality.........................................................  11

Signatures..................................................................  12

                         MUTUAL FUNDS SERVICE AGREEMENT

                                                                            PAGE

Schedule A  --  Fees and Expenses..........................................  A-1

Schedule B  --  Fund Administration Services Description...................  B-1

Schedule C  --  Fund Accounting Services Description.......................  C-1

                         MUTUAL FUNDS SERVICE AGREEMENT

      AGREEMENT made as of August __, 2006 by and between THE EXCHANGE TRADED TRUST (the "Trust"), a Delaware statutory trust, and J.P. MORGAN INVESTOR SERVICES CO. ("J.P. Morgan"), a Delaware corporation.


                              W I T N E S S E T H:

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust wishes to contract with J.P. Morgan to provide certain services with respect to the Trust and the designated series of the Trust (individually referred to as a "Fund") and J.P. Morgan has agreed to render such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. APPOINTMENT. The Trust hereby appoints J.P. Morgan to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the "Board"), for the period and on the terms set forth in this Agreement for the Trust and each Fund. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

      2. REPRESENTATIONS AND WARRANTIES.

            (a) J.P. Morgan represents and warrants to the Trust that:

                  (i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;

                  (ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts;

                  (iii) J.P. Morgan is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;

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                  (v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

                  (vi) no legal or administrative proceedings have been instituted or threatened, which would impair J.P. Morgan's ability to perform its duties and obligations under this Agreement; and

                  (vii) J.P. Morgan's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

            (b) The Trust represents and warrants to J.P. Morgan that:

                  (i) the Trust is a statutory trust, duly organized and existing and in good standing under the laws of the State of Delaware;

                  (ii) the Trust is empowered under applicable laws and by its Charter Document and By-Laws to enter into and perform this Agreement;

                  (iii) all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

                  (iv) the Trust is an investment company properly registered under the 1940 Act;

                  (v) a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

                  (vi) no legal or administrative proceedings have been instituted or threatened, which would impair the Trust's ability to perform its duties and obligations under this Agreement;

                  (vii) the Trust's registration statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

                  (viii) the Trust's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

      3. DELIVERY OF DOCUMENTS. The Trust will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

            (a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Trust and approving this Agreement;

            (b) The Trust's Charter Document;

            (c) The Trust's By-Laws;

            (d) The Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

            (e) The Trust's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

            (f) Copies of the Investment Advisory Agreement between the Trust and its investment adviser (the "Advisory Agreement");

            (g) Opinions of counsel and auditors' reports relating to the Registration Statement;

            (h) The Trust's prospectus(es) and statement(s) of additional information relating to each Fund, as applicable, and all amendments and supplements thereto (such Prospectus(es) and Statement(s) of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

            (i) Such other agreements as the Trust may enter into from time to time, which relate to J.P. Morgan's duties and responsibilities hereunder, including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

      4. SERVICES PROVIDED.

            (a) J.P. Morgan will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Trust's Registration Statement, Charter Document and By-Laws; applicable U.S. laws and regulations; and all resolutions, codes, procedures and policies implemented by the Board, of which J.P. Morgan has been notified by the Trust:

                  (i) Trust Administration and

                  (ii) Trust Accounting.

A detailed description of each of the above services is contained in Schedules B and C respectively, to this Agreement.

            (b) J.P. Morgan will also:

                  (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

                  (ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

                  (iii) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

                  (iv) keep records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable, but in all circumstances in accordance with Section 31 of the 1940 Act and the rules thereunder. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Trust's expense, and made available in accordance with such Section and rules.

      5. FEES AND EXPENSES.

            (a) As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

            (b) For the purpose of determining fees calculated as a function of the Trust's assets, the value of the Trust's assets and net assets shall be computed as required by its currently effective Prospectus and/or Statement of Additional Information, generally accepted accounting principles, and resolutions of the Board.

            (c) The Trust may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Trust's status may necessitate additional services, processing or reports. In either instance, if J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to such additional fees and expenses as the parties agree to in writing.

            (d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Trust agrees to reimburse, within a reasonable period of time, J.P. Morgan for any services, equipment or supplies ordered by or for the Trust through J.P. Morgan and for any other expenses that J.P. Morgan may incur on the Trust's behalf at the Trust's request or as consented to by the Trust. Such other expenses to be incurred in the operation of the Trust and to be borne by the Trust, may include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of J.P. Morgan, or the Fund's investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of corporate or trust existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Trust (the Trust's distributor to bear the expense of all other printing, production, and distribution of Prospectuses, and marketing materials); expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and annual meetings; costs and expenses of Trust stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate or trust, shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to J.P. Morgan caused by third party errors; copying charges; overtime work when necessitated by unusual client requests; microfilm and storage, audio response unit costs; corporate action services; service termination and conversion costs; any expenses necessitated by regulatory or legal changes; and any extraordinary expenses and other customary Trust expenses. In addition, J.P. Morgan may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services designated by the Trust, in connection with determining the net asset values of each Fund. The Trust will reimburse J.P. Morgan for the Trust's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Trust.

            (e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

            (f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by J.P. Morgan) plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Trust to J.P. Morgan.

            (g) In the event that the Trust is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated upon thirty (30) days' written notice to the Trust by J.P. Morgan. The Trust must notify J.P. Morgan in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

      6. LIMITATION OF LIABILITY AND INDEMNIFICATION.

            (a) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust or third parties, in connection with the matters to which this Agreement relates, except that J.P. Morgan shall be liable for a loss or expense caused by or resulting from J.P. Morgan's bad faith, negligence or willful misconduct.

            (b) J.P. Morgan shall not be responsible for, and the Trust shall indemnify and hold J.P. Morgan and its directors, officers, agents and employees (collectively the "Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees ("Losses") that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

                  (i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement and that are taken without bad faith, negligence, or willful misconduct;

                  (ii) the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

                  (iii) the Trust's refusal or failure to comply with the terms of this Agreement or the Trust's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

                  (iv) following any instructions or other directions reasonably believed to be requests of the Trust or otherwise duly authorized, and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;

                  (v) the breach of any representation or warranty of the Fund hereunder;


                  (vi) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by the Trust, its investment advisers and/or sub-advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;

                  (vii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

                  (viii) any failure of the Trust's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust's prospectus;

                  (ix) the actions taken by the Trust, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

                  (x) all actions, inactions, omissions, or errors caused by third parties to whom the Trust has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust, its investment advisers or distributor.

            (c) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust and its officers and directors, investment advisers and sub-advisers, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Trust, as necessary or appropriate.

            (d) J.P. Morgan shall use reasonable care in performing its duties under this Agreement. J.P. Morgan shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care, except that a loss arising out of or relating to J.P. Morgan's bad faith, negligence or willful misconduct on its part in the performance of its duties under this Agreement.

            (e) Anything in this agreement to the contrary notwithstanding, in no event shall J.P. Morgan be liable for any special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable and regardless of the form of action in which such claim may be brought. This provision shall survive the termination of this Agreement.

      7. TERM. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual written agreement between the parties hereto. The Agreement shall continue in effect unless terminated by either party on 180 days' prior written notice. Upon termination of this Agreement, the Trust shall pay to J.P. Morgan such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event of late payment or non-payment, J.P. Morgan shall have the right to retain the records of the Trust until all fees and monies due J.P. Morgan are paid. However, at all times, all such records shall be available for review, at the Trust's request, by the Trust and/or other authorized individual.

      8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):



                         If to the Trust:

                                  The Exchange Traded Trust
                                  250 East Wisconsin Avenue
                                  Suite 2000
                                  Milwaukee, WI 53202
                                  Attention:
                                  Fax:


                         If to J.P. Morgan:

                                  J.P. Morgan Investor Services Co.
                                  73 Tremont Street
                                  Boston, MA 02108
                                  Attention:
                                  Fax:

      9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

      10. FORCE MAJEURE. J.P. Morgan shall maintain and update from time to time business continuation and disaster recovery procedures with respect to its administration and accounting business that it determines from time to time meet reasonable commercial standards. Neither party shall be responsible or liable for any harm, loss or damage suffered by the Trust, its investors, or other third parties or for any failure or delay in performance of their obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances reasonably beyond their control, such as an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent that such fraud or forgery is attributed to J.P. Morgan or to its employees) and inability to obtain or interruption of external communications facilities. However, that in the event of a failure or delay, J.P. Morgan (i) shall not discriminate against the Trust in favor of any other customer of J.P. Morgan in making computer time and personnel available to input of process the transactions contemplated by this Agreement, and (ii) shall use reasonable efforts to ameliorate the effects of any such failure or delay. J.P. Morgan shall use reasonable efforts to resume service and mitigate loss to the Trust through implementation of its disaster recovery and business continuation plan. J.P. Morgan shall promptly notify the Trust of a force majeure that may affect services provided to the Trust under this Agreement. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by J.P. Morgan will not give the Trust the right to terminate this Agreement.

      11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      12. ASSIGNMENT. Neither party may assign this Agreement or any interest hereunder either voluntarily or involuntarily, by operation of law or otherwise, without the prior consent of the other party.


      13. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

      14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

      15. CONFIDENTIALITY. In accordance with the provisions of the Financial Service Modernization Act of 1999 (Gramm-Leach Bliley Act), the Securities and Exchange Commission's regulation S-P ("Regulation S-P") and any other applicable federal and state privacy laws, rules and regulations, nonpublic personal financial information relating to consumers and customers of the Trust provided by, or at the direction of the Trust to J.P. Morgan, or collected or retained by J.P. Morgan in the course of providing services to the Trust shall be considered confidential information. J.P. Morgan agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of J.P. Morgan or third parties who have entered into contractual arrangements with the Trust or with J.P. Morgan, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the direction of the Trust, (iii) as required by law or
(iv) subject to (i) above, as permitted by law. J.P. Morgan represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to consumers or customers of the Trust. J.P. Morgan warrants that it shall not disclose such confidential information to any person or entity as permitted in the previous sentence unless such person or entity has agreed to keep such information confidential. The Trust represents to J.P. Morgan that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide J.P. Morgan with a copy of that statement annually.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                    THE EXCHANGE TRADED TRUST

                                    By:
                                         ---------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                            ------------------------------------


                                    J.P. MORGAN INVESTOR SERVICES CO.

                                    By:
                                         ---------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                            ------------------------------------

                         MUTUAL FUNDS SERVICE AGREEMENT


                                   SCHEDULE A
                                FEES AND EXPENSES


                     FUND ADMINISTRATION AND ACCOUNTING FEES

      A. For the services rendered under this Agreement, the Trust shall pay to the Administrator an annual fee based on the following schedule:



Year One:

     First 6 months                                        10.00 bp per annu
     Next 6 months                                         20.00 bp per annum(1)

Year Two:

     Minimum Charge per Fund                               $15,000 per annum
     Market Value Fee                                      20.00 bp per annum(1)

After Year Two:

     Minimum Charge per Fund                               $100,000 per annum

      (1) The maximum amount a single fund will pay for Fund Accounting and Fund Administration services will be $100,000
S
      B. The foregoing calculation is based on the average daily net assets of the Trust. The fees will be computed, billed and payable monthly.



      C.    Out-of-pocket expenses will be computed, billed and payable monthly.

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE B
                   GENERAL DESCRIPTION OF FUND ADMINISTRATION
                             AND COMPLIANCE SERVICES

J.P. Morgan's Fund Administration and Compliance Services are designed and intended to address the Trust's routine financial and tax reporting, portfolio compliance and general administration needs. J.P. Morgan will work closely with the Trust's experts, such as its public accountants and legal counsel, with respect to these services.


I.    ROUTINE FINANCIAL REPORTING SERVICES

      A. Semi-annual and annual reports. Prepare for review and approval by the Trust's officers, the Trust's semi-annual reports, annual reports and financial statements for routine prospectus updates, including, but not limited to, the Trust's Schedule of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes, Financial Highlights, Statement of Cash Flows, Notes to Financial Statements, Review of Financial Data in MD&A and other line graph and performance information. Assist with financial statement process by preparing and reviewing ROC SOP disclosure and tax footnote disclosures.

      B. Regular N-SAR filings. Prepare for review and approval by the Trust's officers, Form N-SAR. Upon approval of the N-SAR by the Trust's adviser and officers, J.P. Morgan will file Form N-SAR with the SEC.

      C. 24f-2 Notices. Prepare and file with the SEC the annual Rule 24f-2 Notice, upon approval by the Trust officers.

      D. Form N-Q. Prepare for review and approval by the Trust's officers, Form N-Q. Upon approval of the N-Q by the Trust's adviser and officers, J.P. Morgan will file Form N-Q with the SEC.

      E. Form N-CSR. Prepare for review and approval by the Trust's officers, Form N-CSR. Upon approval of the N-CSR by the Trust's adviser and officers, J.P. Morgan will file Form N-CSR with the SEC.

      F. Other. Review Form N-1A and proxies and provide certain financial information.


II.   Routine Tax Services

      A. Financial Statement Support Provide financial reporting group with year end tax footnote disclosure, ROCSOP and 60 day notification information

      B. Tax Filings J.P. Morgan will prepare and review the Trust's fiscal and excise taxable income calculations. In addition, J.P. Morgan will prepare and review the Trust's Federal tax returns and supporting schedules ( i.e. Form 1120RIC and Form 8613).Taxable income calculations and tax returns will be provided to the Trust's auditors for review and sign off as paid preparer. J.P. Morgan will work closely with the Trust's auditors to determine state and local income tax filing requirements for the Trust.

      C. Form 1099-DIV Support Prepare and review data such as foreign tax credit, qualified dividend income, tax exempt percentages, return of capital and any distribution re-characterizations and provide to the Trust's transfer agent at calendar year end.

      D. Supplementary Form 1099-DIV Support Prepare and review supplementary year end reporting data such as state by state, foreign source income, AMT percentages, treasury income and asset and state intangible tax information and provide to Trust's transfer agent at calendar year end.

      E. Other Prepare and review periodic distributions; review IRS diversification and qualifying income tests; prepare and review qualified interest income percentages; provide tax consultation and research; review complex corporate actions.

III.  ROUTINE COMPLIANCE

J.P. Morgan will provide assistance to the Trust and its investment adviser with respect to compliance with federal tax and securities laws. Responsibility for such compliance services are subject to the development of a more precise allocation of duties and responsibilities between J.P. Morgan, the adviser and other relevant service providers. In addition, J.P. Morgan's provision of compliance services is designed to assist the Trust and its adviser but is not intended as an assumption by J.P. Morgan of the adviser's fiduciary duties and legal responsibilities to the Trust.

      A. Portfolio compliance. Monitor and periodically test the Trust's compliance with such investment restrictions and other regulatory requirements, as may be agreed to between the adviser, J.P. Morgan and the Trust (e.g., issuer or industry diversification, etc.), including 1940 Act Compliance monitoring.

      B. Tax compliance. Monitor and periodically test, including on required quarterly testing dates, the Trust's compliance with the requirements of Section 851 of the Internal Revenue Code and all other applicable Treasury Regulations, including, but not limited to, testing for qualification as a regulated investment company, performance of IRS asset diversification and good income tests, quarterly tax exempt asset test and annual foreign security asset test.

      C. Policies and procedures compliance. Assist the investment adviser with monitoring its compliance with Trust Board directives, such as "Approved Issuers Listings for Repurchase Agreements", Rule 17a-7, Rule 17e-1 and Rule 12d3-1 procedures.

      D. Other. Provide assistance with calculation of portfolio turnover, and perform annual gross income test.


IV.   GENERAL ADMINISTRATION

      A. Board materials. Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Trust's regular quarterly Board meeting materials.

      B. Dividend distributions. Calculate dividend distributions in accordance with distribution policies detailed in the Trust's prospectuses or Board resolutions. Assist Trust management in making final determinations of distribution amounts.

      C. Expense accruals. Prepare Fund expense projections and budgets, establish accruals and review on a periodic basis, at least monthly, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.). Provide expense budgeting consulting to review expense ratios/fee waivers.

      D. Expense payments. Arrange, if directed by the appropriate Trust officers, for the payment of the Trust's and each Fund's expenses.

      E. Reports to statistical service providers. Report Trust performance to outside statistical service providers as directed by Trust management. Provide all survey reporting services request by the Trust.

      F. SEC examinations. Provide support and coordinate communications and data collection, of records and documents held by J.P. Morgan on the Trust's behalf, with respect to routine SEC regulatory examinations of the Trust.

      G.    Bills. Allocate Fund bills based on client-directly methodology.

                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE C
                     DESCRIPTION OF FUND ACCOUNTING SERVICES

J.P. Morgan shall provide the following accounting services to the Trust:

      A. Maintenance of the books and records for the Trust 's assets, including records of all securities transactions.

      B. Maintenance of general and auxiliary ledgers reflecting all asset, liability, capital income and expense accounts. Verify and reconcile with the Trust's custodian and adviser all daily trade activity.

      C. Calculation of each Fund's Net Asset Value in accordance with the Prospectus and Statement of Additional Information, as presently in effect, and as amended, supplement and/or superseded from time to time. J.P. Morgan shall prepare and maintain all documentation and records as are necessary to reflect the determination of the Net Asset Value per share for each Fund. After the Fund meets eligibility requirements, transmission to NASDAQ and to such other entities as directed by the Trust.

      D. Accounting for dividends and interest received and distributions made by the Trust.

      E. Coordinate with the Trust 's independent auditors with respect to the annual audit, and as otherwise requested by the Trust.

      E. As mutually agreed upon, J.P. Morgan will provide domestic and/or international reports.

      F. Provide all other related accounting services, including, but not limited to, standard/automated inputs, trade processing, capital stock processing, expense processing, portfolio income recognition, corporate actions processing, market value calculations utilizing automated price vendors, standard/automated reporting and deadlines, rate calculation for daily distributing Funds, cash component information and NAV calculation of PCF, Fund information reporting to client and third party agencies, risk reporting (e.g., statistics, past due income, etc.), daily cash reconciliation, weekly asset reconciliation, monthly SEC yield calculations, external audit, SAS 70 and client due diligence coordination and generally accepted accounting principles and materiality thresholds to support a daily valuation environment.

                                      C-1